Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated December 19, 2013 relating to the consolidated financial statements of The Hercules Tire & Rubber Company and Subsidiaries as of and for the years ended October 31, 2013 and 2012, and the consolidated schedule of adjusted EBITDA for the years ended October 31, 2013 and 2012, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

July 23, 2014